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Exhibit 10.30

STOCK OPTION AGREEMENT

        THIS STOCK OPTION AGREEMENT (this "Agreement"), executed to be effective the 16th day of August, 2001 (the "Grant Date"), by and between UNIVERSAL COMPRESSION HOLDINGS, INC., a Delaware corporation ("Holdings"), and «FirstName» «LastName» (the "Director"), who is a director of Holdings. All capitalized terms not otherwise defined in this Agreement shall have the respective meaning of such terms as defined in the Universal Compression Holdings, Inc. Incentive Stock Option Plan, as amended (the "Plan").

        WHEREAS, Holdings has agreed to grant to the Director an option to purchase Holdings common stock, $.01 par value per share (the "Common Stock"), pursuant to the terms and conditions of this Agreement in consideration for services to Holdings.

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
GRANT OF OPTION. Holdings grants to the Director an option (the "Option") to purchase Ten Thousand (10,000) shares of Common Stock at an Exercise Price per share equal to $            . The Option shall expire on the tenth anniversary of the Grant Date, unless sooner terminated under the provisions hereof. This Option is granted under the Plan, a copy of which is attached hereto as Exhibit "A" and is incorporated herein by reference, and is not intended to constitute an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended, but shall be a Non-qualified Stock Option.

2.
OPTION TERMS AND CONDITIONS.

(a)
Exercise of Option. The Option shall become 100% exercisable on August 16, 2002, the first anniversary of the Grant Date; provided, however, the Option shall become immediately exercisable upon (i) the acquisition by any Person, other than an Affiliate of Castle Harlan Partners III, L.P. of fifty-one percent (51%) or more of the Common Stock of Holdings, (ii) a sale of all or substantially all of the assets of Holdings or (iii) the termination of service, for any reason whatsoever, of the Director.

(b)
Termination of Service. Upon termination of service of the Director as a director with Holdings for any reason whatsoever, the Option shall terminate on the earlier of (i) the date of its expiration under Section 1 or (ii) 90 days from the date on which the Director's service as a director terminated.

3.
NON-TRANSFERABILITY. No Option granted hereby and no right arising thereunder shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Director, the Option shall be exercisable only by the Director. If the Option is exercisable at the date of the Director's death and is transferred by will or by the laws of descent and distribution, the Option shall be exercisable in accordance with the terms of such Option by the executor or administrator, as the case may be, of the Director's estate for a period of ninety (90) days after the date of the Director's death and shall then terminate.

4.
MODE OF EXERCISE. The Option shall be exercised by giving to Holdings written notice stating (a) the number of shares with respect to which the Option is being exercised, (b) the aggregate Exercise Price for such shares, and (c) the method of payment. At the option of the Director, such aggregate Exercise Price may be paid: (i) in cash; (ii) with the consent of the Board, which consent may be given or withheld in its sole discretion, by delivery of a promissory note to Holdings payable over a three (3) year period and bearing interest at the prime rate; (iii) with the consent of the Administrator of the Plan, which consent may be given or withheld in its sole discretion, by delivery of shares of Common Stock owned by the Director having a Fair Market Value (as determined by Section 5 below) equal in amount to the aggregate Exercise Price of the Option being exercised; (iv) by any combination of (i), (ii) and (iii); or (v) with the consent of the Administrator of the Plan, which consent may be given or withheld in its sole discretion, by cancellation of a portion of the Option as determined by the Administrator of the Plan.

5.
FAIR MARKET VALUE OF COMMON STOCK. The "Fair Market Value" of the Common Stock on any day shall be determined by the Board as follows: (i) if the Common Stock is listed on a national securities exchange or quoted through the NASDAQ National Market System, the Fair Market Value on any day shall be the average of the high and low reported Consolidated Trading sales prices, or if no such sale is made on such day, the average of the closing bid and asked prices reported on the Consolidated Trading listing for such day; (ii) if the Common Stock is quoted on the NASDAQ inter-dealer quotation system, the Fair Market Value on any day shall be the average of the representative bid and asked prices at the close of business for such day; (iii) if the Common Stock is not listed on a national stock exchange or quoted on NASDAQ, the Fair Market Value on any day shall be the average of the high bid and low asked prices reported by the National Quotation Bureau, Inc. for such day; or (iv) if none of clauses (i)—(iii) are applicable, the Fair Market Value as may be determined by the Board or the Administrator of the Plan, there being no obligation to make such determination.

6.
OPTION SUBJECT TO SECURITIES AND OTHER REGULATIONS. The Option granted hereunder and the obligation of Holdings to sell and deliver shares under such Option shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Holdings, in its discretion, may postpone the issuance or delivery of shares upon any exercise of the Option until completion of any stock exchange listing, or other qualification of such shares under any state or federal law, rule or regulation as Holdings may consider appropriate, and may require the Director, his or her beneficiary or his or her legal representative to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

        Upon demand by the Board, the Director (or any person acting under Section 3 above) shall deliver to the Board at the time of exercise of the Option a written representation that the shares to be acquired upon the exercise of the Option are being acquired for his or her own account and not with a view to, or for resale in connection with, any distribution in violation of federal or state securities laws. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of the Option shall be a condition precedent to the right of the Director or such other person to purchase any shares.

7.
NO RIGHTS AS STOCKHOLDER PRIOR TO EXERCISE OF OPTION. The Director shall not have any rights as a stockholder with respect to any shares subject to the Option prior to the date on which the Director is recorded as the holder of such shares on the records of Holdings.

8.
TAXES. Holdings may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all Federal, state, local and other taxes required by law to be withheld with respect to the Option including, but not limited to: (i) reducing the number of shares of Common Stock otherwise deliverable, based upon their Fair Market Value on the date of exercise, to permit deduction of the amount of any such withholding taxes from the amount otherwise payable under this Agreement; (ii) deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Director; or (iii) requiring the Director, his or her beneficiary or his or her legal representative to pay to Holdings the amount required to be withheld or to execute such documents as Holdings deems necessary or desirable to enable it to satisfy its withholding obligations as a condition of releasing the Common Stock.

9.
GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state.

10.
COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

11.
NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied with confirmed receipt, sent by certified, registered, or express mail, postage prepaid, or sent by a national next-day delivery service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally or telecopied, or if mailed, two (2) days after the date of mailing, or, if by national next-day delivery service, on the day after delivery to such service as follows:

(i)	if to Holdings, at:
Universal Compression Holdings, Inc. 4440 Brittmoore Road Houston, Texas 77041-8004 Attention: Richard FitzGerald, Senior Vice President and Chief Financial Officer Telecopier No.: (713) 466-6720
with a copy to:
Universal Compression, Inc. 4440 Brittmoore Road Houston, Texas 77041-8004 Attention: Mark L. Carlton, Senior Vice President and General Counsel Telecopier No.: (713) 466-6720
(ii)	if to Director, to him or her at:
Universal Compression, Inc. 4440 Brittmoore Road Houston, Texas 77041-8004
12.
HEADINGS. The headings in this Agreement are for convenience of reference only and shall not in any manner define or limit the scope or intent of any provisions of this Agreement.

13.
SEVERABILITY. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement effective as of the Grant Date above mentioned.

DIRECTOR
«FirstName» «LastName»
UNIVERSAL COMPRESSION HOLDINGS, INC.
Stephen A. Snider President and Chief Executive Officer

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STOCK OPTION AGREEMENT